Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between Thomas Cortese (“Executive”) and Peloton Interactive, Inc., a Delaware corporation (the “Company”), effective as of October 16, 2023 (the “Effective Date”).
1.     Transition.
(a)     Executive shall remain employed by the Company as an employee at-will serving in the role of Company’s Chief Product Officer on the terms contained herein from the Effective Date until the close of business on October 31, 2023 (such date, the “Transition Date” and the period from the Effective Date until the Transition Date, the “Transition Period”). Effective as of the Transition Date, Executive shall cease serving as the Company’s Chief Product Officer and shall be deemed to have resigned from all offices and directorships held at the Company and its affiliates. Executive agrees that, prior to the Transition Date, Executive will continue to perform his duties, responsibilities and functions to the Company as are usual and customary for Executive’s position and shall continue reporting to the Company’s Chief Executive Officer (the “CEO”), and shall not engage in any other employment, occupation, consulting or other business activity, except as otherwise agreed in advance with the CEO.
(b)     Effective as of the Transition Date, Executive shall remain employed by the Company as an employee at-will serving in the non-executive officer role of Advisor through May 16, 2024 (the “Advisory Period End Date”). During the period commencing on the Transition Date and ending on the earlier of the Advisory Period End Date and the actual date of Executive’s termination of employment (such actual date of termination, the “Termination Date”, and such period, the “Advisory Period”), Executive agrees to (i) cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Executive’s prior responsibilities as Chief Product Officer to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information and (ii) not engage in any other employment or consulting services (whether full-time or part-time) with another entity, except as otherwise agreed in advance with the CEO. During the Advisory Period, (i) Executive shall work remotely, (ii) his services as an Advisor will be provided on an as-and-when-needed basis upon request from the CEO or the Company’s Chief Product Officer (the “CPO”), (iii) he shall report to the CPO and (iv) he shall not have the authority to bind or act on behalf of the Company, to make representations on behalf of the Company to its vendors, customers or employees or to manage Company employees. As an employee of the Company, during the Advisory Period, Executive shall remain subject to Company policies, including, but not limited to, the Company’s Insider Trading Policy.
(c)     The parties hereto acknowledge and agree that certain employment offer letter by and between the Company and Executive, dated February 6, 2017 (the “Employment Letter”), is superseded by this Agreement. Executive agrees that at no point shall his change in position, duties, responsibilities or authority or the appointment of a new Chief Product Officer of the Company constitute an event giving rise to Good Reason, as defined in, and for purposes of, the Company’s Severance and Change in Control Plan (the “Severance Plan”).
2.     Compensation.
(a)     During the Transition Period, except as otherwise provided in Section 2(c), Executive shall continue to be entitled to receive the compensation and benefits Executive is entitled to receive as of the Effective Date, consistent with the compensation and benefits set forth in Section 2(b)(i) – (iii). Notwithstanding the generality of the foregoing, Executive acknowledges and agrees that, during the Advisory Period, Executive shall not be eligible to be granted a Company equity or equity-based award, including, for the avoidance of doubt, any bi-annual refresh equity award.
(b)     During the Advisory Period, subject to and conditioned upon (i) Executive’s continued compliance in all material respects with the Restrictive Covenants (as defined below) and (ii) Executive’s execution and delivery to the Company of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) on or within 21 days following the Transition Date, and the non-

revocation of the Release during the seven day period following the date on which the Release is executed:
    (i)     The Company shall continue to pay Executive a base salary in the amount of $1,000,000 per annum (the “Salary”), pro-rated to reflect any partial year of employment, and payable in accordance with the Company’s normal payroll practices.
    (ii)     The outstanding Company restricted stock unit awards held by Executive as of the Effective Date (the “Company RSU Awards”) will continue to vest during the Advisory Period in accordance with their terms.
    (iii)     Executive shall continue to be eligible to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.
(c)     Notwithstanding anything to the contrary in the Severance Plan or the award agreements evidencing the Company stock options held by Executive as of the Effective Date (the “Company Options”), Executive and the Company agree that the Company Options set forth on Exhibit B, whether vested or unvested, shall be forfeited as of the Transition Date (the “Forfeited Company Options”). Executive and the Company further agree that, as of the Transition Date, Executive shall continue to hold the Company Options set forth on Exhibit C (the “Remaining Company Options”), all of which are fully vested as of the Effective Date.
3.     Termination of Employment.
(a)     Upon the termination of Executive’s employment for any reason, within 30 days following the Termination Date, the Company will pay to Executive (i) all accrued salary and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through the Termination Date and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Termination Date (collectively, the “Accrued Obligations”). Additionally, following the Termination Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy. For the avoidance of doubt, as of the Termination Date, Executive shall forfeit any Company RSU Award (or portion thereof) that remains unvested as of the Termination Date (after application of any accelerated vesting as described below).
(b)     If the Advisory Period terminates on the earlier of the Advisory Period End Date or the termination of Executive’s employment hereunder by reason of Executive’s death or Disability (within the meaning of the Company’s long-term disability plan applicable to Executive), the Company’s termination of the Advisory Period other than for Cause (as defined in the Severance Plan), or a resignation by Executive following a material breach of this Agreement by the Company (provided, that, Executive shall provide the Company with written notice of any such material breach and not less than 30 days to cure, if curable), then, subject to and conditioned upon (x) Executive’s continued compliance in all material respects with the Restrictive Covenants (provided, that, the Company shall provide Executive with written notice of any noncompliance and not less than 10 days to cure, if curable) and (y) Executive’s execution of a Release (in substantially the form of Exhibit A), on or within 53 days following the Termination Date, and non-revocation of the Release during the seven day period following the date on which the Release is executed:
    (i)     If Executive’s employment terminates prior to the Advisory Period End Date, (A) the Company shall continue to pay to Executive the salary that would have been payable during the remainder of the Advisory Period had the Advisory Period ended on the Advisory Period End Date, in accordance with the Company’s normal payroll practices and (B) as of the Termination Date, the vesting of each outstanding Company RSU Award shall continue with respect to the number of shares subject to each such Company RSU Award that would have vested had Executive remained in employment with the Company through the Advisory Period End Date;

    (ii)     (A) As of the Advisory Period End Date, the vesting of each outstanding Company RSU Award shall be accelerated with respect to the number of shares subject to each such Company RSU Award that would have vested through the 12-month anniversary of the Advisory Period End Date had Executive remained in employment with the Company through such 12-month anniversary (for clarity, such accelerated vesting is in addition to any continued vesting pursuant to clause (i) above), and any then-remaining unvested Company RSU Awards shall be forfeited for no consideration and (B) each Remaining Company Option shall remain exercisable until the earlier of the original expiration date for such Remaining Company Option and the 36-month anniversary of the Advisory Period End Date;
    (iii)     the Company shall pay to Executive an amount equal to $1,000,000, payable in a single lump sum within 60 days following the Termination Date; and
    (iv)     if Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall pay to Executive a cash payment equal to the cost of 12 months of healthcare coverage premiums for Executive and Executive’s covered dependents, payable in a single lump sum within 60 days following the Termination Date.
For the avoidance of doubt, if Executive terminates his employment prior to the Advisory Period End Date (other than due to Executive’s death or Disability or following a material breach of this Agreement by the Company as set forth in Section 3(b)), including in connection with the commencement of employment or consulting services (whether full-time or part-time) with another entity, Executive shall forfeit any entitlement to the payments and benefits set forth in Section 3(b).
(d)     Return of Company Property. Executive agrees that he shall, prior to the end of the Advisory Period, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody or control (other than de minimis items). Such property includes, without limitation: (i) any materials of any kind that Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, tablet computers) unless otherwise mutually agreed, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and personal correspondence and any information reasonably needed for his personal tax return preparation, in each case, so long as such items do not contain confidential or proprietary information of the Company. During the Transition Period, Executive may submit a request to retain specific items enumerated in the foregoing clause (iii) to the Company’s Chief Legal Officer, so long as such items do not contain confidential or proprietary information of the Company (or such information can be removed or redacted), and such request shall be evaluated by the Chief Legal Officer in good faith and not unreasonably denied.
4.     Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
5.     Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations and the payments set forth herein, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and separation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.
6.     Protection of Confidential Information; No Assistance and No Disparagement.
(a)     Executive acknowledges that during his employment with the Company, Executive had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Executive’s engagement by the Company, Executive would not otherwise have access to such Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Subject to Section 8, and in addition to Executive’s obligations under Executive’s Proprietary Information and Inventions Agreement with the Company (the “PIIA”), during and at all times after employment with the Company, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except with the prior written consent of the Company (or as otherwise necessary in the performance of his duties hereunder provided that such person is permitted to have access to such Confidential Information). Executive shall use his reasonable efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Executive’s personal gain or benefit outside the scope of Executive’s engagement by the Company.
(b)     The term “Confidential Information”, as used herein, means all information or material (i) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (ii) the disclosure of which would be reasonably expected to be detrimental to the interests of the Company and/or its affiliates, (iii) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (iv) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates, or (v) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Executive in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is contained in any filing with the Securities and Exchange Commission or is known to the public or becomes known to the public (or within the Company’s industry) through no fault of Executive, (y) is received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) was in Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by Executive’s written records.
(c)     In addition, and subject to the exceptions set forth in Section 8 below, Executive acknowledges and agrees that Executive: (i) shall not provide any Confidential Information, to any competitor of the Company, shareholder of the Company, litigant or potential litigant against the Company, or any other third party (each, a “Potential Adverse Party”); (ii) shall not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its subsidiaries, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company’s or its subsidiaries’ current or former officers or directors, employees, advisors and agents as a group; and (iii) shall not aid, encourage, advise or otherwise assist any Potential Adverse Party (x) in asserting, prosecuting or defending any claim, action or proceeding adverse to the Company, in each case, in connection with Executive’s employment, including the Advisory Period, with the Company, or claims made prior to the Termination Date, or (y) during the one-year period beginning on the Termination Date, undertaking any proxy contest, withhold campaign or other shareholder campaign or proxy solicitation, or making any other demands against the Company. For the avoidance of doubt, Executive shall be permitted to discuss publicly available information regarding the Company and its subsidiaries in educational settings. Additionally, Executive further agrees to promptly notify the Company, to the extent legally permitted, if any private (non-governmental) third party approaches Executive concerning any of the foregoing matters. Executive will be provided with an opportunity to review and comment on the press release to be issued in connection with Executive’s departure and the Company shall instruct its officers and directors to not publish or disseminate, directly or indirectly (and shall not publish), any statements, whether written or oral, that are or would reasonably be expected to be harmful to or reflect negatively on Executive’s personal or business reputation.
7.     Restrictive Covenants. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the restrictive covenants contained in Sections 6 and 9 of this Agreement, the Severance Plan (including with respect to non-competition, non-solicitation, cooperation and non-disparagement), and pursuant to the PIIA (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms; provided, that, any exceptions or qualifications provided herein shall also apply to the Restrictive Covenants that are not set forth herein. Notwithstanding the foregoing, the Company agrees that, following the Termination Date, it shall not be deemed a breach of Executive’s Restrictive Covenants to accept employment or provide services to a non-competitive division of a diversified company (even if such company also has a division that competes with the Company), nor shall it be deemed a breach of Executive’s Restrictive Covenants to make a financial investment in a company that has diversified divisions (even if such company also has a division that competes with the Company). In addition, any non-compete or non-solicitation provision shall not apply to businesses entered into or developed by the Company after the Termination Date, in either case, the ideation of which occurred following the Termination Date. Notwithstanding any other provision of this Agreement or the Restrictive Covenants, Executive may disclose the Restrictive Covenants (as modified by this Agreement) to any potential employer or business partner for the purposes of demonstrating such Restrictive Covenants.
8.     Exceptions. Notwithstanding anything in this Agreement or the Severance Plan to the contrary, nothing contained in this Agreement or the Severance Plan shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding or from making truthful statements between the parties hereto as may be legally required or from testifying truthfully in any proceeding in response to a subpoena, court order or written request if Executive makes reasonable efforts to provide prior notice to the Company and seek protective treatment of the Confidential Information (to the extent legally permitted), (iii) receiving an award for information provided to any Government Agency, and/or (iv) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
9.     Ongoing Cooperation. Subject to Section 8, Executive agrees that during the Transition Period and thereafter Executive will assist and cooperate with the Company, its subsidiaries and its counsel upon the written request of the Company’s Chief Legal Officer (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, regulatory, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, providing true and complete factual information and producing, if legally permitted, all documents and records in Executive’s possession or control that may be requested by the Company or its counsel, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company shall consider other commitments that Executive may have at the time of the request and the Company shall reimburse Executive for reasonable expenses consistent with expense reimbursement for senior executives of the Company, Section 23 hereof and the Indemnification Agreement (as defined in Section 23). Nothing contained herein is in any way intended to restrict or limit any rights afforded to Executive under the federal and state Constitutions.
10.     Code Section 409A.
(a)     To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company in consultation with Executive determines that any compensation or benefits payable under this Agreement would be subject to Section 409A, the Company and Executive shall cooperate to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company and Executive determine are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder while endeavoring to maintain the intended economic benefits hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
(b)     Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to

Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).
(c)     Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
11.     Breach. In the event Executive materially breaches Section 7 (including the Restrictive Covenants), any outstanding obligations of the Company hereunder shall terminate (after written notice by the Company to Executive of such material breach and a reasonable opportunity of not less than 10 days following Executive’s receipt of such notice to cure such material breach), and the Company’s covenants hereunder shall be deemed null and void in their entirety.
12.     Governing Law. This Agreement shall be construed under the laws of the State of New York, both procedural and substantive.
13.     Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
14.     Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
15.     Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
16.     Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
17.     Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
18.     Entire Agreement / Amendments. This Agreement (including the exhibits here), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement, including the Employment Letter, but excluding the Severance Plan, any award agreements evidencing the Company RSU Awards, Forfeited Company Options or Remaining Company Options (as amended by this Agreement) and the PIIA. Executive acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Executive under the Severance Plan (notwithstanding anything contained to the contrary therein), and Executive shall have no right, title or interest in any payments or benefits under the Severance Plan (except as provided herein).

No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
19.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
20.     Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to his of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.
21.     Dispute Resolution. Executive and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Executive shall bear only those costs of arbitration Executive would otherwise bear had Executive brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and the Company agree to bring any dispute in arbitration on an individual basis only, meaning that Executive agrees he will not, and waives any right to, bring any dispute in arbitration (or otherwise) on a class or collective basis or through any procedure or law that permits the joinder of claims relating to or arising from the employment of other individuals.
22.     Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive: at Executive’s most recent address on the records of the Company
If to the Company:
Peloton Interactive, Inc.
441 Ninth Avenue, 6th Floor
New York, NY 10001
Attention: Chief Legal Officer
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
23.     Indemnification. Both parties acknowledge and agree that notwithstanding anything contained to the contrary therein, Executive shall continue to be indemnified (and receive advancement of expenses) to the extent provided for in Executive’s indemnification agreement with the Company (the “Indemnification Agreement”), provided that, Executive shall be indemnified (and receive advancement of expenses) under such agreement as if Executive continued to be an executive officer of the Company during the Advisory Period. Additionally, both parties acknowledge and agree that notwithstanding anything contained to the contrary therein, Executive shall be afforded the maximum extent of insurance coverage available to Executive during the Advisory Period under the Company’s directors and officers liability policy. For the avoidance of doubt, any applicable indemnification under Executive’s indemnification agreement shall apply with respect to all Indemnifiable Events (as defined in the Indemnification Agreement) during his employment and the Advisory Period.
24.     Attorneys’ Fees. The Company shall promptly pay or reimburse Executive for the reasonable attorneys’ fees and costs incurred by Executive in connection with negotiating this Agreement, up to $10,000.
[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.
Dated: October 16, 2023         /s/ Thomas Cortese

Dated: October 16, 2023     /s/Tammy Albarrán Peloton Interactive, Inc.
Name: Tammy Albarrán
Title: Chief Legal Officer

EXHIBIT A
GENERAL RELEASE
1.     Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Peloton Interactive, Inc., a Delaware corporation (the “Company”), and, in their capacities as such, the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment, the terms and conditions of employment or termination of employment of the undersigned by the Releasees, or any of them (including, but not limited to, any alleged discrimination, harassment or retaliation); any alleged breach of any express or implied contract of employment; any alleged torts, or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; any alleged wrongful discharge, whistleblowing, detrimental reliance, defamation, slander, libel, intentional and negligent emotional distress or compensatory and/or punitive damages; common law, including but not limited to any alleged wrongful or retaliatory discharge in violation of public policy, breach of the covenant of good faith and fair dealing, interference with contractual relations or prospective business advantage, invasion of privacy, false imprisonment, and/or fraud; rights to attorneys’ fees, costs, disbursements and/or the like; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, all claims under the Family and Medical Leave Act and Worker Adjustment and Retraining Notification Act, and all other federal, state and local leave and/or WARN laws; and any claim(s) under the New York State Human Rights Law; the New York City Administrative Code; the New York Labor Law; the New York Minimum Wage Act; the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; the New York City Human Rights Law; the New York State budgetary measures; and the Stop Sexual Harassment in the Workplace Act; New Jersey Law Against Discrimination; New Jersey Equal Pay Act; New Jersey Civil Rights Law; New Jersey Security and Financial Empowerment Act; New Jersey Conscientious Employee Protection Act; New Jersey Family Leave Act; New Jersey Earned Sick Leave Laws; New Jersey Wage and Hour Law; New Jersey Wage Payment Law; New Jersey WARN Laws; New Jersey Workers’ Compensation Law Retaliation Provisions; and any other federal, state or local laws, including common law.
2.     Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section [2(b) / 3(b)] of the Transition Agreement, effective October 16, 2023, between the Company and the undersigned, with respect to the payments and benefits provided in exchange for this Release, (ii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) to any Claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company or to any coverage under applicable directors’ and officers’ liability insurance policies, (iv) to file a claim for unemployment or workers’ compensation benefits, (v) to bring to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that the undersigned releases the undersigned’s right to secure damages or other relief for any such alleged treatment, (vi) any Claims which cannot be waived by an employee under applicable law, (vii) to Claims as an equity-award holder or stockholder of the Company or (viii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3.     Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or the U.S. National Labor Relations Board) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), the undersigned acknowledges that (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if the undersigned files a lawsuit for retaliation by the Releasees for reporting a suspected violation of law, the undersigned may disclose the trade secret to the undersigned’s attorney and use the trade secret information in the court proceeding, if the undersigned files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4.     Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5.     No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
6.     No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7.     OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the other Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
    (i)     the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
    (ii)     the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

    (iii)     the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
    (iv)     the Company advised the undersigned to consult with an attorney prior to executing this Release;
    (v)     the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and
    (vi)     the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to Tammy Albarrán, via electronic mail at tammy.albarran@onepeloton.com, on or before 11:59 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.
8.     Governing Law. This Release is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, 20__.
    _______________________
    Thomas Cortese

EXHIBIT B
FORFEITED COMPANY OPTIONS

Grant Date	Exercise Price	Number of Vested Options	Number of Unvested Options
2/28/2020	$26.69	366,667	33,333
9/16/2020	$82.59	86,653	28,884
3/1/2021	$123.81	52,821	31,693
7/1/2021	$122.16	23,528	18,299
9/1/2021	$100.04	18,975	9,487
11/15/2021	$47.49	11,545	11,544
3/1/2022	$27.62	176,524	294,206

EXHIBIT C
REMAINING COMPANY OPTIONS

Grant Date	Exercise Price	Number of Vested Options	Number of Unvested Options
7/13/2015	$0.19	128,536	-
10/13/2017	$2.89	200,000	-
4/2/2018	$3.28	400,000	-
1/17/2019	$8.82	1,500,000	-